EXHIBIT 10.1

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

American Depositary Receipts

     The Bank of New York will be the Depositary for our ADS program and will issue the ADRs. Each ADR is a certificate evidencing a specified number of ADSs. Each ADS will represent ownership interests in shares or the right to receive shares. The shares will be deposited with The Fuji Bank, Limited, The Bank of New York’s custodian in Tokyo, Japan. Each ADS will also represent securities, cash or other property deposited with The Bank of New York, but not distributed to ADS holders. The Bank of New York’s Corporate Trust office is located at 101 Barclay Street, New York, NY 10286.

     You may hold ADSs either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     As an ADR holder, you will not be treated as one of our shareholders and you will not have shareholder rights which are governed by Japanese law. The Bank of New York will be the legal owner of the shares underlying your ADRs, and you must rely on it to exercise the rights of a shareholder. You will have ADR holder rights. Those rights and the obligations of The Bank of New York are set out in an agreement among us, The Bank of New York and you, as an ADR holder. The agreement and the ADRs are generally governed by New York law.

     The following describes the material terms of the agreement. For more complete information, you should read the entire agreement and the ADR. Directions on how to obtain copies of these are provided in the section entitled “Where You Can Find Additional Information.”

Share Dividends and Other Distributions

     How Will You Receive Dividends and Other Distributions on the Shares?

      The Bank of New York has agreed to pay to you the cash dividends or any of other distributions it or any of the custodians receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADRs represent.

     Cash. The Bank of New York will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the Japanese government is needed and cannot be obtained, the agreement allows The Bank of New York to distribute the Japanese yen only to those ADR holders to whom it is possible to do so. It will hold the Japanese yen it cannot convert for the account of the ADR holders who have not been paid. It will not invest the Japanese yen and it will not be liable for any interest.

     Before making a distribution, the relevant custodian will deduct any withholding taxes that must be paid under Japanese law. See “Tax Considerations-Japanese Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the Japanese yen currency, you may lose some or all of the value of the distribution, in U.S. dollar terms.

     Shares. The Bank of New York may distribute new ADSs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADSs. It will sell shares which would require it to use a fractional ADS and distribute the new proceeds in the same way as it does with cash. If the Bank of New York does not distribute additional ADSs, each outstanding ADS will also represent the new shares.

     Rights to Receive Additional Shares. If we offer holders of our shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you. We must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If we don’t furnish this evidence and/or give these instructions, and The Bank of New York decides it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds in the same way as it does with cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

     If The Bank of New York makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue additional ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

     U.S. securities laws restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade the ADSs freely in the United States. In this case, The Bank of New York may issue the ADSs under a separate restricted deposit agreement which will contain the same provisions as the agreement, except for the changes needed to put the restrictions in place.

     Other Distributions. The Bank of New York will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash. Or it may decide to hold what we distributed, in which case the outstanding ADSs will also represent the newly distributed property.

     The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders.

     This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

     How Are ADRs Issued?

     The Bank of New York will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its office to the persons you request.

     How do ADR Holders Cancel an ADR and Obtain Shares?

     You may turn in your ADRs at The Bank of New York’s office. Upon payment of its fees and expenses and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New

York will deliver (1) the underlying shares to an account designated by you and (2) any other deposited securities underlying the ADR at the office of the custodian. Or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its office.

Voting Rights

     You may instruct The Bank of New York to vote the shares underlying your ADRs but only if we ask The Bank of New York to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you cancel your ADRs and withdraw the shares. However, you may not know about the meeting far enough in advance to withdraw the shares.

     If we ask for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADSs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, subject to Japanese law and the provisions of our articles of incorporation, to vote or to have its agents vote the shares or other deposited securities as you instruct. If you do not validly instruct The Bank of New York, it will deem that you have instructed them to give a discretionary proxy to a person designated by us to vote such deposited securities, unless substantial opposition exists or the matter materially and adversely affects your rights. No votes will be cast as to fractional shares, which shall be rounded down to the nearest whole share.

     We and The Bank of New York cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your rights to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

ADR holders must pay:	For:
$5.00 (or less) per 100 ADSs	Each issuance of an ADR, including as a result of a distribution of shares or rights or other property Each cancellation of an ADR, including if the agreement terminates

$.02 (or less) per ADS	Any cash payment

Registration or Transfer Fees	Transfer and registration of shares on the share register of a custodian from your name to the name of The Bank of New York or its agent when you deposit or withdraw shares

Expenses of The Bank of New York	Conversion of Japanese yen to U.S. dollars Cable, telex and facsimile transmission expenses

Taxes and other governmental charges The Bank of New York or the custodian have to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges payable for The Bank of New York or its agents in connection with servicing the deposited securities	As incurred

Payment of Taxes

     The Bank of New York may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If Crayfish:	Then:
Changes the nominal or par value of its shares	The cash, shares or other securities received by The Bank of New York will become deposited securities

Reclassifies, splits up or consolidates any of the deposited securities	Each ADR will automatically represent its equal share of the new deposited securities

Distributes securities on the shares that are	The Bank of New York may, and will if

not distributed to you Recapitalizes, reorganizes, merges, liquidates, sells all or substantially all of its assets, or takes any similar action	Crayfish asks it to, distribute some or all of the cash, shares or other securities it received. It may also issue new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs, identifying the new deposited securities.

Amendment and Termination

     How May the Deposit Agreement Be Amended?

     We may agree with The Bank of New York to amend the agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or certain expenses of The Bank of New York, or prejudices an important right of ADR holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the agreement as amended.

     How May the Deposit Agreement Be Terminated?

     The Bank of New York will terminate the agreement if we ask it to do so. The Bank of New York may also terminate the agreement if The Bank of New York has told us that it would like to resign and Crayfish has not appointed a new depositary bank within 90 days. In both cases, The Bank of New York must notify you at least 90 days before termination.

     After termination, The Bank of New York and its agents will be required to do only the following under the agreement: (1) advise you that the agreement is terminated, and (2) collect distributions on the deposited securities and deliver shares and other deposited securities upon cancellation of ADRs. One year after termination, The Bank of New York may, if practical, sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the proceeds of the sale, as well as any other cash it is holding under the agreement, for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and will have no liability for interest. The Bank of New York’s only obligations will be to account for the proceeds of the sale and other cash. After termination, our only obligation will be with respect to indemnification and to pay certain amounts to The Bank of New York.

Limitations on Obligations and Liability to ADR Holders

     Limits on Our Obligations and the Obligations of the Depositary; Limits on the Liability to Holders of ADRs

     The agreement expressly limits our obligations and the obligations of The Bank of New York, and it limits our liability and the liability of The Bank of New York. We and The Bank of New York:

•	are only obligated to take the actions specifically set forth in the agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the agreement;

•	are not liable if either exercises discretion permitted under the agreement;

•	have no obligations to become involved in an lawsuit or other proceeding related to the ADRs or the agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In the agreement, we and The Bank of New York agree to indemnify each other under certain circumstances.

Requirements for Depository Actions

     Before The Bank of New York will issue or register transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, The Bank of New York may require;

•	payment of stock transfer or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

     The Bank of New York may refuse to deliver, transfer, or register transfers of ADRs generally when the transfer books of The Bank of New York or we are closed, or at any time if The Bank of New York or we think it is advisable to do so.

     Your Right to Receive the Shares Underlying Your ADRs

     You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•	when temporary delays arise because (1) we or The Bank of New York has closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on the shares;

•	when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

     This right of withdrawal may not be limited by any other provision of the agreement.

     Before November 21, 2000, the ADS/share ratio was 5,000/1. On November 21, 2000, the ADS/share ratio changed to 500/1. As the ADS/share ratio is 500/1, and The Bank of New York will not accept for surrender any number of ADSs which would require the delivery of fractional shares, you will need to have 500 ADSs or any integral multiple thereof in order to withdraw any shares.

Information About the Company

     We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, file certain reports with the SEC.

     The Bank of New York will make available for inspection by you at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from us. The Bank of New York will also, upon written request, send you copies of any reports furnished by us pursuant to the deposit agreement. These reports and communications, including any such proxy soliciting material, furnished to The Bank of New York by us will be furnished in English to the extent such materials are required to be translated into English pursuant to any regulations of the SEC.

Disclosure of Interests

     We may from time to time request you to provide information as to the capacity in which you own or owned ADRs and regarding the identity of any other persons then or previously interested in such ADRs and the nature of such interest.

     You agree to provide any information requested by us or The Bank of New York pursuant to the deposit agreement. The Bank of New York has agreed to comply with reasonable written instructions received from us requesting that The Bank of New York forward any such requests to you and to forward to us any such response to such requests received by The Bank of New York.

Pre-Release of ADRs

     In certain circumstances, subject to the provisions of the agreement, The Bank of New York may issue ADRs before deposit of the underlying shares. This is called a pre-release of the ADR. The Bank of New York may also deliver shares upon cancellation of pre-released ADRs, even if the ADRs are canceled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom, the pre-release is being made must represent to The Bank of New York in writing that it or its customer (i) owns the shares or ADRs to be deposited, (ii) assigns all beneficial rights, title and interest in such shares or ADRs to The Bank of New York for the benefit of the ADR holders and (iii) will not take any action with respect to such shares or ADRs that is inconsistent with the transfer of beneficial ownership; (2) the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and (3) The Bank of New York must be able to close out the pre-release on not more than five business days’ notice. In addition, the Bank of New York will limit the number of ADRs that may be outstanding at any time as a result of pre-release, although the Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.